FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 13, 2012

FBL Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Iowa	1-11917	42-1411715
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5400 University Avenue, West Des Moines, Iowa		50266-5997
(Address of principal executive offices)		(Zip Code)

(515) 225-5400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)     James E. Hohmann, Chief Executive Officer and a Class A director of FBL Financial Group, Inc., on June 13, 2012 resigned his positions as an officer and Class A director of FBL and all affiliated companies effective June 30, 2012.

(c)    James P. (Jim) Brannen, currently serving as Chief Financial Officer, Chief Administrative Officer and Treasurer of FBL Financial Group, has also been named interim Chief Executive Officer and will lead the organization until a permanent replacement is named. The FBL Board of Directors has implemented a process to identify and name a permanent Chief Executive Officer and anticipates this will be concluded by the end of the year. No changes have been made to Brannen's compensation arrangements on account of the appointment as interim Chief Executive Officer.
Brannen joined FBL in 1991 and held various positions in the tax and accounting areas prior to being named to his current position in 2007. He has been a member of the executive management team since 2000. Prior to joining FBL, Brannen worked primarily on corporate tax matters for insurance companies for Ernst & Young. A graduate of the University of Iowa, Brannen is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants. Brannen is also active in civic and industry organizations, previously serving as president of the board of directors Children and Families of Iowa, and currently serving on the board of United Way of Central Iowa.
(d)    The Board of Directors has not yet filled the vacancy on the Board created by Mr. Hohmann's departure.

Item 7.01     Regulation FD Disclosure
On June 14, 2012, FBL Financial Group issued a news release announcing that its Board of Directors has named James P. Brannen interim Chief Executive Officer, to succeed James E. Hohmann, who has stepped down as Chief Executive Officer and a Class A director of FBL Financial Group. The news release is furnished as Exhibit 99.1. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1933, except as shall be expressly set forth by specific reference to such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FBL FINANCIAL GROUP, INC.
(Registrant)

Date: June 14, 2012

/s/ James P. Brannen
James P. Brannen
Chief Financial Officer

EXHIBIT INDEX

Exhibit No:    Description

Exhibit 99.1    News release of the registrant dated June 14, 2012